Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the

Fiscal 2011 Second Quarter and Six Months; Reaffirms Fiscal 2011 Guidance

DALLAS (May 4, 2011)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2011 second quarter and six months ended March 31, 2011.

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Fiscal 2011 second quarter consolidated results, excluding net unrealized margins were $134.3 million, or $1.47 per diluted share, compared with net income of $139.6 million, or $1.49 per diluted share in the prior-year quarter.

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After including noncash, unrealized net losses of $2.1 million, or ($0.02) per diluted share, fiscal 2011 second quarter net income was $132.2 million, or $1.45 per diluted share. Net income was $114.1 million, or $1.22 per diluted share in the prior-year quarter, after including unrealized net losses of $25.5 million, or ($0.27) per diluted share.

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Net income for the fiscal 2011 second quarter includes the positive impact of several one-time items totaling $11.1 million, or $0.12 per diluted share, while net income for the second quarter of fiscal 2010 included the positive impact of a $4.5 million one-time item, or $0.05 per diluted share.

For the six months ended March 31, 2011, consolidated net income was $206.2 million, or $2.26 per diluted share, compared with net income of $207.5 million, or $2.22 per diluted share for the same period last year. Included in the current period net income is the positive impact of several one-time items totaling $11.1 million, or $0.12 per diluted share. Net income for the prior-year period included the positive impact of a one-time item of $4.5 million, or $0.05 per diluted share. Results from nonregulated operations include noncash, unrealized net losses of $1.7 million, or ($0.02) per diluted share for the six months ended March 31, 2011, compared with net gains of $2.6 million, or $0.03 per diluted share for the prior-year period. For the current six-month period, regulated operations contributed $203.8 million of net income, or $2.23 per diluted share, and nonregulated operations contributed $2.4 million of net income, or $0.03 per diluted share.

“Rate and regulatory enhancements continue to drive our core regulated operations, contributing about 99 percent of earnings for the period,” said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. The stable and predictable results from our regulated operations have helped mitigate the erosion of our asset optimization margins due to continued weak gas market fundamentals. We are positioned well for the remainder of fiscal 2011 and are on track to meet our guidance of earning between $2.25 and $2.35 per diluted share in fiscal 2011,” Cocklin concluded.

Results for the 2011 Second Quarter Ended March 31, 2011

Natural gas distribution gross profit increased $4.8 million to $390.2 million for the fiscal 2011 second quarter, compared with $385.4 million in the prior-year quarter. This increase reflects a net $17.7 million increase in rates, primarily in the company’s Mid-Tex, Louisiana and Missouri service areas. This increase was partially offset by a $7.9 million decrease associated with an 11 percent decrease in consolidated distribution throughput, primarily from lower consumption and warmer weather, coupled with a $4.2 million decrease in revenue-related taxes, which was offset by a decrease in taxes, other than income.

Regulated transmission and storage gross profit decreased $0.2 million to $55.0 million for the quarter ended March 31, 2011, compared with $55.2 million for the same period last year. This decrease is due primarily to a $2.7 million reduction in throughput to the Mid-Tex Division and a $0.8 million quarter-over-quarter decline in per-unit transportation margins. These decreases were partially offset by a $3.1 million increase in revenues resulting from filings under the Texas Gas Reliability Infrastructure Program (GRIP) and a $0.8 million increase in demand fees.

Nonregulated gross profit increased $5.9 million to $20.1 million for the quarter ended March 31, 2011, compared with $14.2 million for the prior-year quarter. Realized margins primarily from gas delivery services increased $1.8 million, compared with the prior-year quarter largely due to a three percent increase in consolidated sales volumes and an increase in gas delivery per-unit margins. These increases were partially offset by a $32.1 million decrease in realized asset optimization margins from the prior-year quarter, which primarily reflects the impact of continued weak natural gas market fundamentals. The decrease in realized asset optimization margins was more than offset by a $36.1 million increase in unrealized margins.

Consolidated operation and maintenance expense for the quarter ended March 31, 2011, was $116.4 million, compared with $117.1 million for the prior-year quarter. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter increased $0.4 million, compared with the prior-year quarter. The increase is due primarily to the absence of a $7.4 million state sales tax refund received in the prior year, partially offset by a $4.6 million decrease in employee-related costs and a $1.0 million reduction in other administrative costs.

Results for the quarter ended March 31, 2011 include several one-time items, resulting in a total net gain of $11.1 million. The company unwound two Treasury lock agreements, in conjunction with the cancellation of a planned debt offering in November 2011 and recognized a $27.8 million cash gain. Partially offsetting this gain was a $19.3 million noncash charge to impair the company’s investment in the Ft. Necessity storage project. Lastly, due to the administrative settlement of various income tax positions during the quarter, the company recorded a $5.0 million tax benefit.

Results for the Six Months Ended March 31, 2011

Natural gas distribution gross profit increased $9.9 million to $689.9 million for the six months ended March 31, 2011, compared with $680.0 million in the prior-year period. This increase is due largely to a net $31.8 million increase attributable to rate increases, primarily in the company’s Mid-Tex, Louisiana and Missouri service areas. Partially offsetting this increase was a $13.2 million decrease associated with an 11 percent decrease in consolidated distribution throughput, primarily from lower consumption and warmer weather, coupled with a $7.0 million decrease in revenue-related taxes, which is offset by a decrease in taxes, other than income.

Regulated transmission and storage gross profit increased $2.0 million to $104.0 million for the six months ended March 31, 2011, compared with $102.0 million for the same period last year. This period-over-period increase is due primarily to a $6.2 million increase in revenues resulting from filings under GRIP and a $2.4 million increase in demand fees. These increases were partially offset by a $3.7 million decrease primarily resulting from lower throughput to the Mid-Tex Division and a $2.3 million period-over-period decline in per-unit transportation margins.

Nonregulated gross profit decreased $38.7 million to $45.2 million for the six months ended March 31, 2011, compared with $83.9 million for the prior-year period. The decrease primarily reflects a $34.1 million decrease in realized asset optimization margins, due to greater intramonth trading gains realized in the prior-year period from more favorable trading opportunities in the daily cash market, combined with lower realized gains in the current-year period, due to continued weak natural gas market fundamentals. Additionally, unrealized margins decreased $7.2 million compared to the prior year. These decreases were partially offset by a $2.7 million increase in realized margins from gas delivery services, primarily due to a five percent increase in consolidated sales volumes.

Consolidated operation and maintenance expense for the six months ended March 31, 2011, was $233.0 million, compared with $241.0 million for the prior-year period. Excluding the provision for doubtful accounts, operation and maintenance expense for the current six-month period was $228.9 million, compared with $234.8 million for the prior-year period. The $5.9 million decrease resulted primarily from an $8.8 million decrease in employee-related costs and a $3.6 million decrease in other administrative costs. These decreases were partially offset by a $7.4 million increase, due to the absence in the current year of a state sales tax refund received in the prior year.

Results for the six months ended March 31, 2011 include the previously mentioned one-time items resulting in a net gain of $11.1 million.

The debt capitalization ratio at March 31, 2011, was 47.6 percent, compared with 51.3 percent at September 30, 2010, and 48.1 percent at March 31, 2010. No short-term debt was outstanding at March 31, 2011 or 2010, while short-term debt was $126.1 million at September 30, 2010.

For the six months ended March 31, 2011, the company generated operating cash flow of $438.5 million, a $45.0 million reduction compared with the six months ended March 31, 2010. The period-over-period decrease primarily reflects differences in the timing of customer collections and vendor payments, coupled with the timing of gas cost recoveries under our purchased gas cost mechanisms.

Capital expenditures increased to $246.7 million for the six months ended March 31, 2011, compared with $232.6 million for the same period last year. The $14.1 million increase primarily reflects spending related to the Mid-Tex Division steel service line replacement program and the development of a new customer service system, partially offset by costs incurred in the prior year to relocate the company’s information technology data center.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy still expects fiscal 2011 earnings to be in the range of $2.25 to $2.35 per diluted share, excluding unrealized gains and losses. However, net income from regulated operations is now expected to be in the range of $191 million to $198 million, while net income from nonregulated operations is expected to be in the range of $15 million to $17 million. Capital expenditures for fiscal 2011 are expected to continue to range between $580 million to $595 million.

However, the valuation on September 30, 2011, of the company’s nonregulated physical storage inventory and associated financial instruments (“mark-to-market”), as well as changes in events or other circumstances that the company cannot currently anticipate or predict, could result in earnings for fiscal 2011 that are significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company reports filed with the Securities and Exchange Commission.

Conference Call to be Webcast May 5, 2011

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2011 second quarter and first six months on Thursday, May 5, 2011, at 10 a.m. Eastern Time. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer; and Fred Meisenheimer, senior vice president and chief financial officer will participate in the conference call.

Highlights and Recent Developments

$750 Million Committed Credit Facility

On May 2, 2011, Atmos Energy Corporation replaced the company’s five-year $567 million committed credit facility, scheduled to expire in December 2011, with a $750 million five-year committed credit facility that contains an accordion feature that could increase borrowing capacity to $1 billion.

Atmos Pipeline-Texas Rate Order

On April 18, 2011, the Railroad Commission of Texas issued an order in the Atmos Pipeline-Texas (APT) rate case. The order authorized an increase in annual operating income of $20.4 million, a return on equity of 11.8 percent, a rate base of $807.7 million and approved a straight fixed variable rate design. Additionally, an annual adjustment mechanism was established for a three-year pilot period that will adjust regulated rates up or down by 75 percent of the difference between APT’s nonregulated annual revenue and a base credit of approximately $84 million.

Financial-Related Developments

On March 9, 2011, Atmos Energy announced the unwinding of two Treasury lock agreements with a cumulative notional amount of $250 million, generating a pretax cash gain of approximately $27.8 million. Additionally, the company impaired its investment in the Ft. Necessity storage project and recognized a pretax noncash loss of approximately $19.3 million.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and in the company’s Quarterly Report on Form 10-Q for the three months ended December 31, 2010. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is currently the country’s largest natural-gas-only distributor, serving over three million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31		Percentage Change
(000s except per share)	2011	2010

Gross Profit:
Natural gas distribution segment	$390,158	$385,385	1%
Regulated transmission and storage segment	54,976	55,181	—%
Nonregulated segment	20,058	14,161	42%
Intersegment eliminations	(370)	(406)	9%

Gross profit	464,822	454,321	2%

Operation and maintenance expense	116,379	117,088	(1)%
Depreciation and amortization	57,136	53,080	8%
Taxes, other than income	54,103	59,613	(9)%
Asset impairment	19,282	—	100%

Total operating expenses	246,900	229,781	7%

Operating income	217,922	224,540	(3)%

Miscellaneous income	26,187	49	53,343%
Interest charges	37,892	39,582	(4)%

Income before income taxes	206,217	185,007	11%
Income tax expense	74,008	70,881	4%

Net income	$132,209	$114,126	16%

Basic net income per share	$1.45	$1.22
Diluted net income per share	$1.45	$1.22

Cash dividends per share	$.340	$.335

Weighted average shares outstanding:
Basic	90,246	92,518
Diluted	90,533	92,853

	Three Months Ended March 31		Percentage Change
Summary Net Income (Loss) by Segment (000s)	2011	2010

Natural gas distribution	$118,610	$102,731	15%
Regulated transmission and storage	17,739	12,070	47%
Nonregulated	(2,044)	24,834	(108)%
Unrealized margins, net of tax	(2,096)	(25,509)	92%

Consolidated net income	$132,209	$114,126	16%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Six Months Ended March 31		Percentage Change
(000s except per share)	2011	2010

Gross Profit:
Natural gas distribution segment	$689,930	$680,012	1%
Regulated transmission and storage segment	103,983	102,041	2%
Nonregulated segment	45,236	83,936	(46)%
Intersegment eliminations	(767)	(819)	6%

Gross profit	838,382	865,170	(3)%

Operation and maintenance expense	232,973	240,950	(3)%
Depreciation and amortization	113,297	106,919	6%
Taxes, other than income	94,799	102,165	(7)%
Asset impairment	19,282	—	100%

Total operating expenses	460,351	450,034	2%

Operating income	378,031	415,136	(9)%

Miscellaneous income (expense)	25,450	(220)	11,668%
Interest charges	76,809	78,290	(2)%

Income before income taxes	326,672	336,626	(3)%
Income tax expense	120,466	129,170	(7)%

Net income	$206,206	$207,456	(1)%

Basic net income per share	$2.26	$2.22
Diluted net income per share	$2.26	$2.22

Cash dividends per share	$.68	$.67

Weighted average shares outstanding:
Basic	90,157	92,336
Diluted	90,455	92,681

	Six Months Ended March 31		Percentage Change
Summary Net Income by Segment (000s)	2011	2010

Natural gas distribution	$175,928	$154,179	14%
Regulated transmission and storage	27,841	20,524	36%
Nonregulated	4,109	30,115	(86)%
Unrealized margins, net of tax	(1,672)	2,638	(163)%

Consolidated net income	$206,206	$207,456	(1)%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31, 2011	September 30, 2010
(000s)

Net property, plant and equipment	$4,914,650	$4,793,075

Cash and cash equivalents	153,246	131,952
Accounts receivable, net	458,813	273,207
Gas stored underground	228,051	319,038
Other current assets	143,978	150,995

Total current assets	984,088	875,192

Goodwill and intangible assets	739,834	740,148
Deferred charges and other assets	357,252	355,376

	$6,995,824	$6,763,791

Shareholders’ equity	$2,373,979	$2,178,348
Long-term debt	1,807,323	1,809,551

Total capitalization	4,181,302	3,987,899

Accounts payable and accrued liabilities	423,726	266,208
Other current liabilities	301,824	413,640
Short-term debt	—	126,100
Current maturities of long-term debt	352,434	360,131

Total current liabilities	1,077,984	1,166,079

Deferred income taxes	944,605	829,128
Deferred credits and other liabilities	791,933	780,685

	$6,995,824	$6,763,791

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Six Months Ended March 31
(000s)	2011	2010

Cash flows from operating activities

Net income	$206,206	$207,456
Asset impairment	19,282	—
Depreciation and amortization	113,395	107,015
Deferred income taxes	115,302	44,097
Changes in assets and liabilities	(25,969)	113,131
Other	10,255	11,759

Net cash provided by operating activities	438,471	483,458

Cash flows from investing activities

Capital expenditures	(246,663)	(232,629)
Other, net	(1,535)	(946)

Net cash used in investing activities	(248,198)	(233,575)

Cash flows from financing activities

Net decrease in short-term debt	(128,884)	(75,907)
Unwinding of Treasury lock agreements	27,803	—
Repayment of long-term debt	(10,066)	(66)
Cash dividends paid	(62,067)	(62,550)
Repurchase of equity awards	(3,333)	—
Issuance of common stock	7,568	8,590

Net cash used in financing activities	(168,979)	(129,933)

Net increase in cash and cash equivalents	21,294	119,950
Cash and cash equivalents at beginning of period	131,952	111,203

Cash and cash equivalents at end of period	$153,246	$231,153

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2011	2010	2011	2010
Consolidated natural gas distribution throughput (MMcf as metered)	176,301	197,824	296,845	332,345
Consolidated regulated transmission and storage transportation volumes (MMcf)	93,493	98,418	193,334	194,356
Consolidated nonregulated delivered gas sales volumes (MMcf)	107,566	104,893	202,104	192,122
Natural gas distribution meters in service	3,213,031	3,222,045	3,213,031	3,222,045
Natural gas distribution average cost of gas	$5.28	$6.19	$5.14	$5.77
Nonregulated net physical position (Bcf)	17.7	23.7	17.7	23.7

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